Exhibit 99.2

For more information:	Investor Relations;
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI CLOSES SALE OF REAL ESTATE ASSETS TO GILEAD SCIENCES

Foster City, CA, January 29, 2009 – Electronics For Imaging, Inc. (NASDAQ:EFII), the world leader in customer-focused digital printing innovation today announced that it closed its previously announced sale of a portion of its real estate in Foster City, California, to Gilead Sciences, Inc. (“Gilead”).

Pursuant to this transaction the Company sold certain real property to Gilead for a total purchase price of $137.5 million, subject to an escrow holdback of approximately 11%. The property sold included approximately thirty acres of land, which is entitled for development, the office building located at 301 Velocity Way consisting of approximately 163,000 square feet, and certain other assets related to the property. As previously disclosed, EFI will lease a portion of 301 Velocity Way from Gilead to assist with the transition and relocation of its employees and labs, from the date of closing through April 15, 2009.

The Company retains ownership of the remaining land and the office building located at 303 Velocity Way consisting of approximately 295,000 square feet on approximately five acres of land, which is the Company’s current headquarters.

The Company currently anticipates using a portion of the after tax proceeds to fund a share repurchase program, subject to approval by the Board of directors.

“We are very pleased to deliver on our commitment to monetize our real estate assets which was a key objective in our plan to restore shareholder value,” said Guy Gecht, CEO of EFI. “The current business environment heightens the necessity to most effectively utilize our assets and this transaction allows us to monetize this previously undervalued asset.”

Jones Lang LaSalle acted as a real estate advisor to the Company.

About EFI

EFI (www.efi.com) is the world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Rastek UV wide-format inkjet printers; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions.

About Gilead Sciences

Gilead Sciences (NASDAQ:GILD) is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “anticipate”, “believe”, “estimate”, “expect”, “consider” and “plan” and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding the lease by EFI of a portion of 301 Velocity Way from Gilead, Company’s plans relating to the use of the after tax proceeds from the transaction, management’s plans to restore shareholder value, and any statements or assumptions underlying any of the foregoing.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results, which include, but are not necessarily limited to any change in the Company and Board of Directors’ plans for use of the anticipated proceeds from the sale of real estate to Gilead in light of circumstances then existing; current world-wide financial, economic and political difficulties and downturns, including the ongoing contraction in credit, and adverse variations in foreign exchange rates, that could affect demand for our products, as well as the risk of bank failures, insolvency or illiquidity of other financial institutions and other adverse conditions in financial markets that could cause a loss of our cash deposits and invested cash and cash equivalents; and any other risk factors that may be included from time to time in the Company’s SEC reports.

The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Factors That Could Adversely Affect Performance” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.